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                     [KIRKPATRICK & LOCKHART LLP LETTERHEAD]



March 17, 2004



BAM! Entertainment, Inc.
333 West Santa Clara Street, Suite 716
San Jose, CA  95113

Ladies and Gentlemen:

        We have acted as counsel for BAM! Entertainment, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 (File No. 333-112724) (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "1933 Act") for the registration for resale of 6,0519,513 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of the Company, which represents 2,532,522 issued shares (the "Issued Shares") and 1,519,513 shares issuable upon the exercise of warrants (the "Warrants") and 2,467,478 shares issuable upon the exercise of additional investment rights (the "Rights"). The Issued Shares, the Warrants and the Rights were originally issued in a private placement completed on January 29, 2004.

        You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the corporate action of the Company that authorizes the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

        Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

        Based upon and subject to the foregoing, it is our opinion that the 6,0519,513 Shares are duly authorized for issuance by the Company and that (a) 2,532,522 of the shares of Common Stock are validly issued, fully paid and non-assessable shares of the Common Stock of the Company and (b) upon issuance and payment of the exercise or purchase price in accordance with the terms of the Warrants and Rights, as the case may be, 3,986,991 of the shares of Common Stock will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company.


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KIRKPATRICK & LOCKHART LLP

BAM! Entertainment, Inc.
March 17, 2004
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        We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.


                                                 Yours truly,


                                                 /s/ KIRKPATRICK & LOCKHART LLP